Exhibit 99.1

SITO Mobile Reports 70% Increase in Revenue for First Quarter

JERSEY CITY, N.J., May 14, 2018 -- SITO Mobile Ltd. (NASDAQ: SITO), an insights-driven Consumer Behavior and Location Sciences™ company, announced today its financial results for the first quarter ended March 31, 2018.

First Quarter Financial and Recent Business Highlights

•	Media Placement Revenues for the first quarter of 2018 increased 71% to $11.1 million compared to $6.5 million for the corresponding period of 2017
•	Gross profit increased 41% for the first quarter of 2018 to $4.4 million, or 40% of total revenue, compared to $3.2 million, or 48% of total revenue, for the corresponding period of 2017
•	Net loss of $5.2 million in first quarter of 2018 compared to a net loss of $3.1 million in the corresponding period of 2017
•	Adjusted EBITDA* for the first quarter of 2018 was a loss of $3.3 million
•	Closed a $14.8 million public equity offering, strengthening SITO’s capital position and balance sheet
•	Terminated IP revenue sharing agreement with TAR SITO LendCo LLC and settled all related litigations for $3.5 million
•	Appointed Bruce Rogers, former Chief Insights Officer and veteran of Forbes Media, as SITO’s Head of Marketing
•	Launched Institute for Consumer Behavior and Location Sciences, a new thought leadership and membership initiative devoted to education and advocacy for the advancement of location data intelligence as a core component of the modern marketing organization
•	Subsequent to quarter end, appointed Gabriel Sandoval as SITO’s Chief Data Privacy Officer

Tom Pallack, SITO’s Chief Executive Officer commented, “This was a strong start to 2018, demonstrating that our initiatives to advance our consumer insight-driven data offering with new customers is accelerating and SITO is on the right path. During the first quarter, we delivered strong top line growth and bolstered our balance sheet, eliminating additional legacy issues and positioning SITO for a strong future.”\

“We believe that, based on our maturing pipeline, we will deliver growth in the second quarter,” Pallack added. “We continue to advance larger, multi-year opportunities with Fortune 500 customers, leveraging our proprietary data. Due to the size and complexity of these new opportunities, and the size of the customers, timing on these transactions are difficult to predict, but we are progressing successfully through the process of insight and data validation with these customers. We believe that 2018 will be a year of substantial growth and meaningful strategic progress, but as this strategy continues to gain market adoption, the quarter-to-quarter progress is more challenging to predict. SITO has successfully repositioned its technology to attract top-tier customers and larger revenue opportunities, which we believe differentiates us within the industry.”

First Quarter Financial Summary

Total revenue for the three months ended March 31, 2018 increased 70%, or $4.5 million, to $11.1 million compared to $6.6 million in the corresponding period of 2017. This increase was primarily driven by an increase in the number of campaigns and the execution of larger deals as the Company expands its direct sales force and increases its customer base.

Gross profit for the three months ended March 31, 2018 was $4.4 million, or 40% of total revenue, compared to $3.2 million, or 48% of total revenue, in the corresponding period of 2017. The decrease in gross profit margin was due to a change in our media mix that included lower gross margin agency revenue.

Loss from operations for the three months ended March 31, 2018 was $5.9 million compared to a loss from operations of $2.8 million in the corresponding period of 2017. The increase in loss from operations is due primarily to a $1.8 million increase in sales and marketing expenses related to the implementation of the Company’s 2017 stock incentive plan, expansion of the Company’s direct sales force and customer management personnel, a $2.6 million increase in general and administrative expenses related to increases in non-cash executive compensation expense, and the implementation of the Company’s 2017 stock incentive plan, which was partially offset by a $1.3 million increase in gross profit.

Net loss for the three months ended March 31, 2018 was $5.2 million, or ($0.22) per basic and diluted share, compared to a net loss of $3.1 million, or ($0.15) per basic and diluted share, in the corresponding period of 2017.

Adjusted EBITDA* for the three months ended March 31, 2018 was a loss of $3.3 million compared to a loss of $1.1 million in the corresponding period of 2017.

* SITO Mobile has presented Adjusted EBITDA, a non-GAAP measure, because many of our investors use these non-GAAP measures to monitor the Company’s performance. Generally, a non-GAAP financial measure is a quantitative assessment of a Company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. It should not be considered an alternative to GAAP measures as an indicator of the Company’s operating performance. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP measures.

Cash used in operations for the three months ended March 31, 2018 was $5.5 million compared to $786,000 for the corresponding period in 2017. This is inclusive of the $3.5 million cash payment made during the three months ended March 31, 2018 to terminate the IP revenue sharing agreement with TAR SITO LendCo LLC and settle all related litigation.

Balance Sheet Summary

As of March 31, 2018, the Company had $11.9 million in cash and cash equivalents compared to $3.6 million at December 31, 2017. On February 9, 2018, the Company closed a $14.8 million public offering; and terminated the IP revenue sharing agreement with TAR SITO LendCo LLC and settled all related litigations for $3.5 million. The net effect of these events strengthens SITO’s capital position and balance sheet. Management believes current cash levels and cash flows from future operations will be adequate to meet anticipated working capital needs, anticipated levels of capital expenditures and contractual obligations for the next 12 months.

Conference call information:

Date: Monday, May 14, 2018
Time: 4:30 p.m. Eastern Time (ET)
Dial in Number for U.S. & Canadian Callers: 877-407-8293
Dial in Number for International Callers (Outside U.S. & Canada): 201-689-8349

The conference call will also be webcasted live on the Investor Relations section of SITO’s IR web site at http://ir.sitomobile.com/ir-calendar.

A replay will be available for two weeks starting on May 14, 2018 at approximately 8 p.m. ET. To access the replay, please dial 877-660-6853 in the U.S. and 201-612-7415 for international callers. The conference ID# is 13679842.

About SITO Mobile, Ltd.

SITO turns the consumer journey into a powerful instrument for marketers, delivering actionable insights that influence behavior in real-time. Through Consumer Behavior and Location Sciences™, SITO develops customized, data-driven solutions for brands spanning strategic insights and media. Our science and products reveal a deeper, real-time understanding of customer interests, actions and experiences providing increased clarity for brands when it comes to navigating business decisions and delivering advertising. The Company is home to an internally developed, proprietary location-data technology stack, arming clients with a powerful resource for granular data, real-time insights and optimization, and delivery of successful media campaigns. Using in-store targeting, proximity targeting, geo-conquesting and attribution data, SITO creates audience profiles to develop measurable hyper-targeted campaigns for brands. For more information regarding SITO’s science, technology and customized solutions spanning media and research, visit www.sitomobile.com.

About Non-GAAP Financial Measures

We present EBITDA and Adjusted EBITDA and in this press release to provide a supplemental measure of our operating performance. We define EBITDA as earnings before interest expense, income tax expense, depreciation and amortization expense, and Adjusted EBITDA, as EBITDA before stock based compensation and certain non-recurring professional expenses related to pending or threatened litigation matters. We believe EBITDA and Adjusted EBITDA are useful performance measures used by us to facilitate a comparison of our operating performance and earnings on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under generally accepted accounting principles in the United States of America (GAAP) can provide alone. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP measures.

Cautionary Statement Regarding Certain Forward-Looking Information

This press release contains forward-looking statements. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include statements concerning the following: SITO’s plans and initiatives; our possible or assumed future results of operations; our ability to attract and retail customers; our ability to sell additional products and services to customers; our competitive position; our industry environment; and our potential growth opportunities. You should not place undue reliance on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” in our Annual Report on Form 10-K, for the year ended December 31, 2017, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, and the reports we file with the SEC. Actual events or results may vary significantly from those implied or projected by the forward-looking statements due to these risk factors. No forward-looking statement is a guarantee of future performance. You should read our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q and the documents that we reference in our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q and have filed as exhibits thereto with the Securities and Exchange Commission, or the SEC, with the understanding that our actual future results and circumstances may be materially different from what we expect. Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Contact:

Investor Relations

Rob Fink

Hayden IR

Phone: 646.415.8972

Email: SITO@haydenir.com

Source: SITO Mobile, Ltd.

SITO MOBILE, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended
	March 31,
	2018	2017

Revenue
Media placement	$11,144,652	$6,522,132
Licensing and royalties	—	30,616
Total revenue	11,144,652	6,552,748

Cost of Revenue
Cost of revenue	6,697,876	3,395,061
Gross profit	4,446,776	3,157,687

Operating Expenses
Sales and marketing	5,260,251	3,476,911
General and administrative	4,949,383	2,330,454
Depreciation and amortization	184,757	161,764
Total operating expenses	10,394,391	5,969,129

Loss from operations	(5,947,615)	(2,811,442)

Other Income (Expense)
Earnings from joint venture	—	92,213
Gain on revaluation of warrant liability	641,216	—
Other income	86,079	—
Interest income (expense), net	3,974	(391,614)

Net loss before income taxes	(5,216,346)	(3,110,843)

Income tax expense	(31,385)	—

Net loss from continuing operations	(5,247,731)	(3,110,843)

Discontinued Operations
Income from operations of discontinued component	—	51,376

Net income from discontinued operations	—	51,376

Net loss	$(5,247,731)	$(3,059,467)

Basic and diluted net (loss) per share
Continuing operations	(0.22)	(0.15)
Discontinued operations	—	0.00
Basic and diluted net (loss) per share	$(0.22)	$(0.15)

Basic and diluted weighted average shares outstanding	23,724,307	20,681,047

SITO MOBILE, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$11,937,009	$3,611,438
Accounts receivable, net	8,957,459	13,005,718
Other prepaid expenses	526,770	374,380
Assets from discontinued operations	—	10,596

Total current assets	21,421,238	17,002,132

Property and equipment, net	451,970	449,949

Other assets
Capitalized software development costs, net	1,320,638	1,485,285
Intangible assets:
Patents	678,758	742,574
Other intangible assets, net	1,100,257	1,168,007
Goodwill	6,444,225	6,444,225
Other assets	106,745	92,420

Total other assets	9,650,623	9,932,511

Total assets	$31,523,831	$27,384,592

	March 31,	December 31,
	2018	2017
	(Unaudited)
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,988,230	$6,506,902
Accrued expenses	6,607,997	9,911,540
Deferred revenue	57,857	—
Current obligations under capital lease	5,682	2,756
Warrant liability	898,172	1,539,388
Liabilities from discontinued operations	—	210,789

Total current liabilities	11,557,938	18,171,375

Long-term liabilities
Obligations under capital lease	10,328	—

Total long-term liabilities	10,328	—

Total liabilities	11,568,266	18,171,375

Stockholders' Equity
Preferred stock, $.0001 par value, 5,000,000 shares authorized; none outstanding	—	—
Common stock, $.001 par value; 100,000,000 shares authorized, 25,115,570 shares issued and outstanding as of March 31, 2018; and 22,039,529 shares issued and outstanding as of December 31, 2017	25,114	22,038
Additional paid-in capital	180,995,931	165,008,928
Accumulated deficit	(161,065,480)	(155,817,749)

Total stockholders' equity	19,955,565	9,213,217

Total liabilities and stockholders' equity	$31,523,831	$27,384,592

SITO Mobile, Ltd.

Reconciliation of GAAP Net Income to Adjusted EBITDA

	For the Three Months Ended
	March 31,
	2018	2017

Net (loss)	$(5,247,731)	$(3,059,467)
Net (loss) income from discontinued operations	—	51,376
Net (loss) from continuing operations	(5,247,731)	(3,110,843)
Adjustments to reconcile net (loss) to EBITDA:
Depreciation and amortization expense included in cost of revenue and operating expenses:
Amortization included in cost of revenue	208,554	212,485
Depreciation and other amortization	184,757	161,764
Total depreciation and amortization expense	393,311	374,249
Interest income (expense), net	3,974	(391,614)
Income tax (expense)	(31,385)	—

EBITDA	(4,827,009)	(2,344,980)

Adjustments to reconcile EBITDA:
Stock based compensation expense included in operating expenses:
Sales and marketing	581,533	102,560
General and administrative	1,507,795	238,700
Total stock based compensation expense	2,089,328	341,260

Gain on warrant revaluation	641,216	—

Certain non-recurring expenses
Other litigation	65,270	—
Investigations of former executives	—	515,374
Class action lawsuits	—	201,185
Section 382 rights plan	—	131,443
Contested solicitation pending of threatened against the Company	59,668	49,693
Total non-recurring expenses	124,938	897,695

Adjusted EBITDA	$(3,253,959)	$(1,106,025)